As filed with the Securities and Exchange Commission on July 1, 2009

Registration Statement No. 333-109641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IDM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0245076
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 Parker, Suite 100
Irvine, California 92618

(949) 470-4751

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurie B. Keating

Takeda America Holdings, Inc.

40 Landsdowne Street

Cambridge, MA 02139

(617) 679-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

David E. Redlick

Graham Robinson

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Approximate date of commencement of proposed sale to the public:  This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

On October 10, 2003, IDM Pharma, Inc. (the “Registrant”) filed a registration statement on Form S-3 (File No. 333-109641) (the “Registration Statement”), to register for resale 2,168,961 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”) and 792,238 shares of Common Stock issuable upon exercise of warrants.

On June 24, 2009, Jade Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. (“Takeda America”), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009 (the “Merger Agreement”), by and among Takeda America, Jade Subsidiary Corporation and the Registrant, with the Registrant continuing as the surviving corporation.  As a result of the Merger, the Registrant became a wholly owned subsidiary of Takeda America.

As a result of the Merger, the Registrant does not intend to offer or sell Common Stock under the Registration Statement and, therefore, is filing this Post-Effective Amendment No. 1 to the Registration Statement, on its own behalf, to deregister all shares of Common Stock registered for resale by the selling stockholders named in the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 1, 2009.

IDM PHARMA, INC.

By:	/s/ Iwaaki Taniguchi
Name: Iwaaki Taniguchi
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Iwaaki Taniguchi	President, Treasurer and Sole Director	July 1, 2009
Iwaaki Taniguchi	(Principal Executive Officer and Principal Financial and Accounting Officer)

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